Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our reports dated March 17, 2008, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Sterling Construction Company, Inc. on Form 10-K for the year ended December 31, 2007 which are incorporated by reference in this Registration Statement and Prospectus on Form S-3. We hereby consent to the incorporation by reference in this Registration Statement and Prospectus on Form S-3 of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Houston, Texas
July 14, 2008